OBA Financial Services, Inc.

FOR IMMEDIATE RELEASE                                                                                                                                                   News Release

OBA Financial Services, Inc. Announces Fiscal 1st Quarter 2014 Results

GERMANTOWN, MARYLAND: November 5, 2013 – OBA Financial Services, Inc., (NASDAQ – OBAF) (“Company”), the parent company of OBA Bank (“Bank”), announces net income of $314 thousand, or $0.08 basic and diluted earnings per share, for the Company’s fiscal first quarter of 2014 which ended September 30, 2013 as compared to net income of $260 thousand, or $0.07 basic and diluted earnings per share, for the period ended September 30, 2012 and net income of $228 thousand, or $0.06 basic and diluted earnings per share, for the fiscal quarter ended June 30, 2013.

Charles E. Weller, President and Chief Executive Officer, commented, “The Company performed well financially over the last quarter and continues to make progress on our primary strategy of building commercial business relationships.  Total commercial loans increased to $196.8 million during the quarter ended September 30, 2013, led by our commercial real estate (“CRE”) portfolio, which increased 3.0% to $144.3 million, during the most recent quarter.  Our asset quality remains better than most of our peers as non-performing assets to total assets were 0.18% and non-performing loans to total loans were 0.23% at September 30, 2013.

“We are pleased to add another seasoned, well-respected commercial business lender to our Montgomery County group.  Michael Benedict brings a substantial and highly-valued client list to the Bank and adds depth to an already strong lending group in one of the nation’s more resilient markets.

“On November 4, 2013, the Bank changed to a new service provider for account processing, online banking, cash management services, and statement production.  The new platform should better serve our commercial business banking model and provide us with the products and services needed to successfully compete in that arena.  The platform should also provide enhanced management information systems and flexibility to support our decision making processes.

“We remain dedicated to taking actions over time that benefit all of our shareholders and continually improving the value of their investment in our Company.”

Financial Highlights Comparing the Three Months Ended September 30, 2013 and 2012 and June 30, 2013:

•
Net income increased 20.8%, or $54 thousand, to $314 thousand for the three months ended September 30, 2013 compared to the same period in 2012.  Additionally, net income increased 37.7%, or $86 thousand, from $228 thousand for the three months ended June 30, 2013.

•
Net income excluding the impact of the compensation expense related to the shareholder-approved equity incentive plan, approximately $145 thousand after-tax in each period listed, increased $54 thousand, or 13.3%, to $459 thousand for the three months ended September 30, 2013 compared to the same period in 2012 and increased $86 thousand, or 23.1%, from $373 thousand, for the three months ended June 30, 2013.  The adjusted return on average assets was 0.47% for the quarter ended September 30, 2013, an increase from 0.41% and 0.39% for the quarters ended September 30, 2012 and June 30, 2013, respectively.

•	Total CRE loans increased $4.2 million, or 12.4% annualized, to $144.3 million at June 30, 2013.

•	Total deposits increased $18.4 million, or 6.8%, to $290.1 million at September 30, 2013 compared to September 30, 2012 and $6.9 million, or 2.4% (10.0% annualized), compared to June 30, 2013.

Income Statement
Net income increased $54 thousand for the quarter ended September 30, 2013 compared to the quarter ended September 30, 2012.  The change in net income was primarily due to an increase in net interest income of $103 thousand and a decrease in the provision for loan losses of $107 thousand offset by increases in income taxes, compensation expense, and data processing and other expenses related to the impending conversion to the Bank’s new service provider.

Net income increased $86 thousand for the quarter ended September 30, 2013 compared to the quarter ended June 30, 2013.  The change in net income was due to a decrease in the provision for loan losses of $174 thousand and a decrease in non-interest expense of $488 thousand due to the partial repayment, in the previous quarter, of a high cost Federal Home Loan Bank advance.  Those changes were offset by a decrease in net interest income due to the recognition, in the quarter ended June 30, 2013, of all fees and interest due on the payoff of the second of two non-performing commercial real estate loans to not-for-profit entities in which the Company had a full recovery.

Balance Sheet
Total assets increased to $390.4 million at September 30, 2013 from $381.6 million at June 30, 2013 and $388.8 million at September 30, 2012.

Total commercial loans increased $21.7 million, or 12.4%, to $196.8 million at September 30, 2013 compared to September 30, 2012.  CRE loans increased 11.6 million, or 8.7%, to $144.3 million at September 30, 2013 compared to September 30, 2012.  Total loans remained relatively unchanged at $301.5 million, a slight decrease of $1.8 million from June 30, 2013.  The residential mortgage loan portfolio decreased $3.0 million, to $77.5 million at September 30, 2013 from June 30, 2013.

Total deposits increased $18.4 million, or 6.8%, to $290.1 million from $271.7 million at September 30, 2013 and 2012, respectively, and $6.9 million, or 2.4% (10.0% annualized), from $283.3 million at June 30, 2013.

Equity and Capital
Stockholders’ equity decreased to $71.8 million at September 30, 2013 compared to $75.7 million at September 30, 2012 primarily as a result of the Company’s share repurchase program.  The Company’s initial share repurchase program was completed as of May 3, 2012, having repurchased the 462,875 shares approved in that initial program. The Company’s second share repurchase program was completed on April 17, 2013, having repurchased 208,294 shares.  The Company’s Board of Directors adopted a third share repurchase program, previously disclosed in the Company’s Form 8-K filed on April 29, 2013. The Company repurchased 160,098 shares of the 210,252 shares approved in the third program as of September 30, 2013.  The Company and Bank remain well-capitalized with ratios well in excess of regulatory minimums.

Asset Quality
Total non-performing assets as a percentage of total assets decreased to 0.18% at September 30, 2013 compared to 1.57% at September 30, 2012.  Total non-performing loans as a percentage of total loans decreased to 0.23% at September 30, 2013 compared to 2.03% at September 30, 2012.  Total non-performing assets as a percentage of total assets remained unchanged at 0.18% at September 30, 2013 from June 30, 2013.  Total non-performing loans as a percentage of total loans remained unchanged at 0.23% at September 30, 2013 from June 30, 2013.

The allowance for loan losses as a percentage of total loans was unchanged at 1.15% at September 30, 2013 compared to June 30, 2013.  The allowance for loan losses as a percentage of total loans increased to 1.15% at September 30, 2013 from 1.05% at September 30, 2012.

Use of Non-U.S. GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The Company believes that the presentation of non-U.S. GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-U.S. GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with U.S. GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

About OBA Financial Services, Inc. and OBA Bank
OBA Financial Services, Inc. is the holding company for the Bank.  OBA Bank, founded in 1861, is a community-oriented bank which provides a variety of financial services to small businesses and individuals through its offices in Montgomery, Howard, and Anne Arundel Counties of Maryland.  The Bank’s primary deposits are demand, money market, and time certificate accounts and its primary lending products are Commercial mortgage, commercial business, construction, and residential mortgage loans.  Visit www.obabank.com to locate an ATM or branch near you or for more information about OBA Bank.

For additional information or questions, please contact:

Charles E. Weller, President & Chief Executive Officer or
David A. Miller, S.V.P. & Chief Financial Officer

OBA Financial Services, Inc.
20300 Seneca Meadow Parkway
Germantown, MD 20876
301-916-6400
Email:     cweller@obabank.com
damiller@obabank.com
Web Site: www.obabank.com

Forward-Looking Statements
When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “should,” “project,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties including, but not limited to, changes in economic conditions in the Bank’s market area, changes in policies by regulatory agencies, changes in the Bank’s regulator, fluctuations in interest rates, demand for loans in the Bank’s market area, competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, and other risks described in the Company’s filings with the Securities and Exchange Commission.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revision which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OBA Financial Services, Inc.
FINANCIAL SUMMARY
(dollars in thousands, except per share data)	Three Months Ended				Three Months Ended
	September 30,				June 30,
	2013	2012	% Change (1)		2013	% Change (1)
RESULTS OF OPERATIONS:
Net interest income	$3,358	$3,255	3.2%		$3,701	(9.3	) %
Provision for loan losses	5	112	(95.5)		179	(97.2)
Non-interest income, excluding gains (losses)	196	200	(2.0)		155	26.5
Net gains (losses)	25	-	-		23	8.7
Non-interest expense	3,037	2,921	4.0		3,401	(10.7)
Income before taxes	537	422	27.3		299	79.6
Income tax	223	162	37.7		71	-
Net Income	314	260	20.8		228	37.7

SHARE DATA:
Basic earnings per share	$0.08	$0.07	14.3%		$0.06	33.3%
Diluted earnings per share	0.08	0.07	14.3		0.06	33.3
Book value per common share(1)	17.78	17.48	1.7		17.61	1.0
Tangible book value per common share(1)	17.78	17.48	1.7		17.61	1.0
Net tangible book value per common share(1)	17.77	17.24	3.1		17.60	1.0
Weighted average shares - basic (1)	3,734,822	3,825,224	(2.4)		3,840,009	(2.7)
Weighted average shares - diluted (1)	3,734,822	3,881,946	(3.8)		3,895,760	(4.1)
Common shares outstanding(1)	4,038,006	4,332,634	(6.8)		4,048,436	(0.3)

SELECTED RATIOS:
Return on average assets	0.32%	0.27%			0.24%
Return on average equity	1.74	1.36			1.24
Net interest margin	3.80	3.62			4.23
Leverage ratio	18.38	19.29			18.67
Tier I risk-based capital ratio	24.63	27.66			24.45
Total risk-based capital ratio	25.83	28.82			25.64
Allowance for loan losses to total loans	1.15	1.05			1.15
Non-performing loans to total loans	0.23	2.03			0.23
Non-performing assets to total assets	0.18	1.57			0.18

END OF PERIOD BALANCES:
Investment securities	$35,964	$50,379	(28.6	) %	$38,619	(6.9	) %
Total loans	301,459	298,000	1.2		303,276	(0.6)
Earning assets	349,545	359,260	(2.7)		350,328	(0.2)
Assets	390,438	388,755	0.4		381,611	2.3
Deposits	290,113	271,685	6.8		283,263	2.4
Borrowings	26,183	38,828	(32.6)		24,167	8.3
Stockholders' equity	71,810	75,717	(5.2)		71,304	0.7

AVERAGE BALANCES:
Investment securities	$37,209	$40,189	(7.4	) %	$40,291	(7.6	) %
Total loans	301,351	295,016	2.1		298,841	0.8
Earning assets	350,546	357,616	(2.0)		351,019	(0.1)
Assets	387,208	388,680	(0.4)		385,268	0.5
Deposits	286,311	270,632	5.8		282,090	1.5
Borrowings	25,799	39,445	(34.6)		27,009	(4.5)
Stockholders' equity	71,617	75,777	(5.5)		73,973	(3.2)

(1) For percent change greater than 200%, change will not be shown.